UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c) and (d)

and Amendments Thereto Filed Pursuant to Rule 13d-2(b)

Under the Securities Exchange Act of 1934

(Amendment No.      )*

A10 Networks, Inc.

(Name of Issuer)

Common Stock, $0.00001 par value

(Title of Class of Securities)

002121101

(CUSIP Number)

December 31, 2014

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 002121101	13G	Page 2 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 9,427,846 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 9,427,846 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,427,846 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 002121101	13G	Page 3 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners GE VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 9,427,846 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 9,427,846 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,427,846 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.5%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 002121101	13G	Page 4 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners GE VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 9,427,846 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 9,427,846 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,427,846 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 002121101	13G	Page 5 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners Growth Equity Fund VIII-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 9,427,846 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 9,427,846 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,427,846 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 002121101	13G	Page 6 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Partners Growth Equity Fund VIII-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 9,427,846 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 9,427,846 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,427,846 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 002121101	13G	Page 7 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Master Company, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 9,427,846 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 9,427,846 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,427,846 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.5%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 002121101	13G	Page 8 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Investors Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 9,427,846 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 9,427,846 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,427,846 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.5%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 002121101	13G	Page 9 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Investors I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 9,427,846 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 9,427,846 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,427,846 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.5%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 002121101	13G	Page 10 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Summit Investors I (UK), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman exempted limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 9,427,846 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 9,427,846 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,427,846 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 002121101	13G	Page 11 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Martin J. Mannion
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 9,427,846 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 9,427,846 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,427,846 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 002121101	13G	Page 12 of 19 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Peter Y. Chung
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 9,427,846 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 9,427,846 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,427,846 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.5%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 002121101	13G	Page 13 of 19 Pages

Item 1(a)	Name of Issuer:

A10 Networks, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

3 West Plumeria Drive, San Jose, California 95134.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being filed by Summit Partners, L.P., Summit Partners GE VIII, LLC, Summit Partners GE VIII, L.P., Summit Partners Growth Equity Fund VIII-A, L.P., Summit Partners Growth Equity Fund VIII-B, L.P., Summit Master Company, LLC, Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P. (individually, an “Entity” and collectively, the “Entities”), Martin J. Mannion and Peter Y. Chung.

Summit Partners, L.P. is the managing member of Summit Partners GE VIII, LLC, which is the general partner of Summit Partners GE VIII, L.P., which is the general partner of Summit Partners Growth Equity Fund VIII-A, L.P. and Summit Partners Growth Equity Fund VIII-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its investment committee responsible for voting and investment decisions with respect to A10 Networks, Inc. Summit Partners, L.P., through a two-person investment committee responsible for voting and investment decisions with respect to A10 Networks, Inc., currently composed of Martin J. Mannion and Mr. Chung, has voting and dispositive authority over the shares held by each of the Entities.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Summit Partners, L.P., Summit Partners GE VIII, LLC, Summit Partners GE VIII, L.P., Summit Partners Growth Equity Fund VIII-A, L.P., Summit Partners Growth Equity Fund VIII-B, L.P., Summit Master Company, LLC, Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P., Martin J. Mannion and Peter Y. Chung is c/o Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

CUSIP No. 002121101	13G	Page 14 of 19 Pages

Item 2(c)	Citizenship:

Each of Summit Partners, L.P., Summit Partners GE VIII, L.P., Summit Partners Growth Equity Fund VIII-A, L.P. and Summit Partners Growth Equity Fund VIII-B, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Summit Partners GE VIII, LLC, Summit Master Company, LLC, Summit Investors Management, LLC and Summit Investors I, LLC is a limited liability company organized under the laws of the State of Delaware. Summit Investors I (UK), L.P. is a Cayman exempted limited partnership. Each of Martin J. Mannion and Peter Y. Chung is a United States citizen.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.00001 per share (the “Common Stock”)

Item 2(e)	CUSIP Number:

002121101

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) ☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) ☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f) ☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h) ☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) ☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k) ☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

CUSIP No. 002121101	13G	Page 15 of 19 Pages

Not applicable.

Item 4	Ownership:

(a)	Amount beneficially owned:

As of December 31, 2014, Summit Partners Growth Equity Fund VIII-A, L.P. was the record owner of 6,873,136 shares of Common Stock. As of December 31, 2014, Summit Partners Growth Equity Fund VIII-B, L.P. was the record owner of 2,510,989 shares of Common Stock. As of December 31, 2014, Summit Investors I, LLC was the record owner of 40,186 shares of Common Stock. As of December 31, 2014, Summit Investors I (UK), L.P. was the record owner of 3,535 shares of Common Stock.

By virtue of the affiliate relationships among the Entities and by virtue of Mr. Mannion’s and Mr. Chung’s membership on the two-person investment committee of Summit Partners, L.P., each of Summit Partners, L.P., Summit Partners GE VIII, LLC, Summit Partners GE VIII, L.P., Summit Partners Growth Equity Fund VIII-A, L.P., Summit Partners Growth Equity Fund VIII-B, L.P., Summit Master Company, LLC, Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P., Martin J. Mannion and Peter Y. Chung may be deemed to own beneficially all of the 9,427,846 shares of Common Stock as of December 31, 2014.

Each of the reporting persons expressly disclaims beneficial ownership of any shares of A10 Networks, Inc., except for Summit Partners Growth Equity Fund VIII-A, L.P., Summit Partners Growth Equity Fund VIII-B, L.P., Summit Investors I, LLC and Summit Investors I (UK), L.P., in each case, for the shares which it holds of record as provided above.

(b)	Percent of class:

Summit Partners, L.P.: 15.5%

Summit Partners GE VIII, LLC: 15.5%

Summit Partners GE VIII, L.P.: 15.5%

Summit Partners Growth Equity Fund VIII-A, L.P.: 15.5%

Summit Partners Growth Equity Fund VIII-B, L.P.: 15.5%

Summit Master Company, LLC: 15.5%

Summit Investors Management, LLC: 15.5%

Summit Investors I, LLC: 15.5%

Summit Investors I (UK), L.P.: 15.5%

Martin J. Mannion: 15.5%

Peter Y. Chung: 15.5%

CUSIP No. 002121101	13G	Page 16 of 19 Pages

The foregoing percentages are calculated using the 60,715,534 shares of Common Stock outstanding as disclosed in A10 Networks, Inc.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2014.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

0 shares for each reporting person

(ii)	shared power to vote or to direct the vote:

Summit Partners, L.P.: 9,427,846

Summit Partners GE VIII, LLC: 9,427,846

Summit Partners GE VIII, L.P.: 9,427,846

Summit Partners Growth Equity Fund VIII-A, L.P.: 9,427,846

Summit Partners Growth Equity Fund VIII-B, L.P.: 9,427,846

Summit Master Company, LLC: 9,427,846

Summit Investors Management, LLC: 9,427,846

Summit Investors I, LLC: 9,427,846

Summit Investors I (UK), L.P.: 9,427,846

Martin J. Mannion: 9,427,846

Peter Y. Chung: 9,427,846

(iii)	sole power to dispose or to direct the disposition of:

0 shares for each reporting person

(iv)	shared power to dispose or to direct the disposition of:

Summit Partners, L.P.: 9,427,846

Summit Partners GE VIII, LLC: 9,427,846

Summit Partners GE VIII, L.P.: 9,427,846

Summit Partners Growth Equity Fund VIII-A, L.P.: 9,427,846

Summit Partners Growth Equity Fund VIII-B, L.P.: 9,427,846

Summit Master Company, LLC: 9,427,846

Summit Investors Management, LLC: 9,427,846

Summit Investors I, LLC: 9,427,846

Summit Investors I (UK), L.P.: 9,427,846

Martin J. Mannion: 9,427,846

Peter Y. Chung: 9,427,846

CUSIP No. 002121101	13G	Page 17 of 19 Pages

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

Not Applicable. The reporting persons expressly disclaim membership in a “group” as used in Section 13d-1(b)(1)(ii)(K).

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP No. 002121101	13G	Page 18 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated: February 4, 2015.

SUMMIT PARTNERS, L.P. By: Summit Master Company, LLC, its general partner		SUMMIT PARTNERS GE VIII, LLC By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT PARTNERS GE VIII, L.P. By: Summit Partners GE VIII, LLC, its general partner By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

SUMMIT PARTNERS GROWTH EQUITY FUND VIII-A, L.P.

By: Summit Partners GE VIII, L.P., its general partner

By: Summit Partners GE VIII, LLC, its general partner

By: Summit Partners, L.P., its managing member

By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT PARTNERS GROWTH EQUITY FUND VIII-B, L.P.

By: Summit Partners PE VII, L.P., its general partner

By: Summit Partners PE VII, LLC, its general partner

By: Summit Partners, L.P., its managing member

By: Summit Master Company, LLC, its general partner

SUMMIT MASTER COMPANY, LLC

By:	*	By:	*
	Member		Member

CUSIP No. 002121101	13G	Page 19 of 19 Pages

SUMMIT INVESTORS MANAGEMENT, LLC By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner		SUMMIT INVESTORS I, LLC By: Summit Investors Management, LLC, its manager By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT INVESTORS I (UK), L.P. By: Summit Investors Management, LLC, its manager By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Martin J. Mannion

By:	*	*By:	/s/ Robin W. Devereux
	Peter Y. Chung		Robin W. Devereux Power of Attorney**

**	Pursuant to Powers of Attorney attached hereto as Exhibit 2